Exhibit 99.1

Monotype Completes Acquisition of Olapic

WOBURN, Mass., August 9, 2016– Monotype (Nasdaq: TYPE), a leader in helping to empower expression and engagement through type, technology and expertise, today announced it has completed its previously announced acquisition of Olapic for approximately $130 million.

Olapic’s Earned Content Platform helps brands collect, curate, use and analyze user-generated content in the form of images and videos in their ecommerce experiences and across multiple marketing channels. This helps to create powerful branded experiences that drive consumer engagement and increase conversions. Today, the company serves more than 400 brands across apparel, publishing, retail, consumer packaged goods, travel and leisure. Customers include companies like Calvin Klein, Hyatt, giggle, The North Face and L’Oreal. Effective today, Olapic will operate as a division of Monotype.

“We’re thrilled to announce that we have closed the Olapic acquisition. Our strategy remains focused on expanding on our solid foundation in type, and Olapic will enable us to provide incremental value to both the marketing and design sides of brands to help them engage with consumers in new ways. We believe this acquisition helps us take a significant step forward in becoming a leader in empowering expression and engagement,” said Scott Landers, President and CEO of Monotype. “Olapic is the centerpiece that will help Monotype offer our customers a more robust and effective brand engagement platform.”

In connection with the transaction, Olapic’s founders and former executive officers, Pau Sabria, Jose de Cabo and Luis Sanz Arilla, will now serve as executive officers of Monotype’s Olapic subsidiary. Pau Sabria, Executive Director of Olapic said, “This acquisition provides both of our organizations and our customers with an immediate boost in innovation, expertise and value. The combination of our technologies will enhance the many ways that brands interact and engage with their customers. We’re excited about the possibilities of our combined offering and how we may change the intersection of marketing and design.”

Forward-looking statements

This press release may contain forward-looking statements, including those related to the expected impact of the acquisition that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate and risks associated with the company’s ability to integrate the acquisition, including the expansion of products and services offered through the acquired company. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and subsequent filings, including filings on Form 10-Q and 8-K. The financial information set forth in this press release reflects estimates based on information available at this time. While Monotype may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype

Monotype is a leader in empowering expression and engagement through a combination of type, technology and expertise. Headquartered in Woburn, Mass., Monotype provides customers worldwide with typeface solutions for a broad range of creative applications and consumer devices. The company’s libraries and e-commerce sites are home to many of the most widely used typefaces – including the Helvetica®, Frutiger® and Univers® families – as well as the next generation of type designs. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

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Contact:

Monotype

Amy Aylward

amy.aylward@monotype.com

781-970-6070